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                                                                     Exhibit 5.4

                                            September 14, 2004

MAAX Corporation
1010 Sherbrooke Street West
Suite 1610
Montreal, Quebec H3A 2R7
Canada
Attention:  Denis Aubin

Ladies and Gentlemen:

            We have acted as special counsel in the State of Minnesota ( the "State") to MAAX Corporation, a Nova Scotia unlimited company (the "Company"), and Pearl Baths, Inc., a Minnesota corporation (the "Specified Guarantor"), in connection with the execution and delivery of and the consummation of the transactions contemplated by that certain Form F-4 Registration Statement under the Securities Act of 1933, prepared by the Company for filing with the United States Securities and Exchange Commission (the "SEC") on September 14, 2004 (the "Registration Statement"); capitalized terms used herein and not defined have the meanings assigned to such terms in the Registration Statement), relating to the offer to exchange the Company's $150.0 million aggregate principal amount of 9.75% Senior Subordinated Notes for the Company's 9.75% Senior Subordinated Exchange Notes.

            In rendering the opinions hereinafter set forth, we have reviewed what have been represented to us to be final forms of the following documents (collectively, the "Transaction Documents"):

            (i) an indenture, dated as of June 4, 2004, among the Company, Beauceland Corporation, a Nova Scotia unlimited company (the "Parent Guarantor"); the Subsidiary Guarantor; other Guarantors (as defined therein) and U.S. Bank Trust National Association, as Trustee (the "Indenture") (for the purposes hereof the Company, the Parent Guarantor and the Specified Guarantor are herein collectively called the "Issuers"); and

            (ii) a note guarantee, dated as of June 4, 2004, by the Parent Guarantor, Specified Guarantor and other Guarantors (the "Guarantee");

as well as the following documents relating to the Specified Guarantor (collectively the "Organizational Documents"):

            1. Copy of the Articles of Incorporation of the Specified Guarantor, dated May __ [sic], 1978, filed May 23, 1978, in the office of the Secretary of State of Minnesota, as amended by Certificate of Change of Registered Office, dated May 11, 1981, filed May 18, 1981, in said office, as amended by Restated Articles of Incorporation, dated November 8, 1984, filed January 25, 1985, in said office, as amended by Certificate of Change of Registered Office, dated April 28, 1987, filed April 29, 1987, as amended by Amendment of Articles, dated April 25, 1988, filed May 11, 1988, in said office, and as amended by Amendment of Articles of Incorporation, filed January 26, 1990, in said office, certified on September 7, 2004, by the office of the Secretary of State of Minnesota;

            2. Restated By-Laws of the Specified Guarantor;

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            3. Unanimous Written Consent in Lieu of a Meeting of the Board of
Directors of the Specified Guarantor, dated September 14, 2004;

            4. Secretary's Certificate for the Specified Guarantor, dated September 14, 2004; and

            5. Certificate of Good Standing for the Specified Guarantor, dated September 7, 2004, from the office of the Secretary of State of Minnesota.

            We have reviewed the Transaction Documents, the Organizational Documents, such other instruments, documents and agreements and such questions of law as we have deemed necessary or appropriate to enable us to render the opinions hereinafter set forth.

            In rendering the opinions hereinafter set forth, we have assumed and relied upon, without independent investigation, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies and the authenticity of the originals of such latter documents.

            In addition, in rendering said opinions, we have also assumed that:

            1. All agreements or instruments relevant hereto, including but not limited to the Transaction Documents, the Organizational Documents and all documentation in connection therewith, have been duly authorized by all requisite action (partnership, corporate, company or otherwise), and executed and delivered by each of the parties thereto (other than the Specified Guarantor), and, except as herein expressly stated, that such agreements or instruments are the valid and binding obligations of such parties and are enforceable in accordance with their terms;

            2. The Company, the Parent Guarantor and the other parties to the Transaction Documents (except for the Specified Guarantor) are duly organized, legally formed and validly existing entities, and are in good standing, under the laws of the respective states (or provinces) in which they are formed, and have all requisite power, authority and legal right (partnership, corporate, company or otherwise) to execute and deliver the Transaction Documents and all documents executed or delivered in connection therewith, to which they are a party, and to perform their respective obligations thereunder, and have taken all necessary actions to authorize and have duly authorized the execution and delivery of said documents;

            3. The Transaction Documents have been executed and delivered by signatories authorized to execute the same and to bind the parties thereto (other than the Specified Guarantor); neither the execution and delivery of the Transaction Documents, nor the performance of the provisions of the agreements therein contained on the part of the Company, of the Parent Guarantor or of any other party thereto (except the Specified Guarantor) will contravene, violate or cause a default under any of said parties' organizational documents or, except as hereinafter expressly provided, any law, ordinance, governmental regulation, order of a court or other public authority, agreement or indenture to which any such party is a party or by which any such party or its properties are bound; and no consent or approval of any regulatory authority with respect to any such party is required by law as a prerequisite to the execution and delivery of the Transaction Documents;

            4. There has been no mutual mistake of material fact, and there exists no fraud, duress, undue influence or criminal activity, with respect to the transactions described in and contemplated by the Transaction Documents (the "Transactions");

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            5. There is no understanding or agreement among the parties to the
Transactions not embodied in the Transaction Documents which would modify the terms of a Transaction Document or any rights or obligations of a party thereto. (We have not reviewed, and express no opinion with respect to the contents or effect of, any document referred to or incorporated by reference in the Transaction Documents.);

            6. All schedules and exhibits have been properly and correctly completed and attached to the Transaction Documents, and all blanks therein have been properly and correctly filled;

            7. The final Transaction Documents have not been changed from the copies of the Transaction Documents which we have received for review in any respect material to the opinions set forth herein;

            8. The Transaction Documents are valid and enforceable under the law which governs them; and

            9. The Issuers have received adequate consideration to support their agreements under the Transaction Documents.

            As to all questions of fact material to this opinion, we have relied solely upon the representations and warranties of the Issuers contained in the Transaction Documents. As used herein, "to our knowledge" means the conscious awareness of facts or other information, without any independent investigation, by Robert A. Heiberg, the lawyer in our firm actively involved in preparing this opinion.

            Subject to the foregoing assumptions and to the exceptions and qualifications hereinafter set forth, we are of the opinion that:

            1. Based solely upon our review of the Organizational Documents, the Specified Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State, with power and authority to own its properties and conduct its business as described in the Registration Statement and to enter into and carry out its obligations under the Transaction Documents.

            2. Each of the Indenture and the Guarantee has been duly authorized, executed and delivered by the Specified Guarantor.

            3. The execution and the compliance with all of the provisions of the Transaction Documents by the Specified Guarantor will not result in any violation of the provisions of (a) any Organizational Document, (b) the laws of the State (the "Applicable Laws"), except that we express no opinion with respect to the blue sky or securities laws or regulations of the State, or (c) to our knowledge, any order, judgment or decree naming the Specified Guarantor of any court or governmental agency or body of the State applicable to the Specified Guarantor.

            We are admitted to practice in the State. We express no opinion as to matters under or involving the laws of any jurisdiction other than the laws of the State.

            The opinions set forth above are subject to the following qualifications and exceptions:

            (a) We express no opinion as to the enforceability of the Transaction Documents.

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            (b) The opinions set forth herein are limited to the specific issues addressed and are limited in all respects to the laws and statutes of the State of Minnesota in effect as of the date of this letter.

            (c) We assume no responsibility for the accuracy or completeness of any representations or warranties contained in the Transaction Documents.

            The foregoing opinions are being furnished to you solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent, except that said opinions may be relied upon by Kaye Scholer LLP for the purpose of the delivery of its opinion in connection with the registration of the Notes (as that term is defined in the Indenture) with the SEC, and we consent to the filing of a copy of this opinion with the SEC as an exhibit to the registration statement concerning the Notes. The opinions expressed in this letter are rendered as of the date hereof; we express no opinion as to circumstances or events that may occur subsequent to such date; and we assume no obligation to inform you of the occurrence thereof.

                                        Very truly yours,

                                        /s/ DORSEY & WHITNEY LLP